                                  Exhibit 99.3


                              STATION CASINOS, INC.
                                 1999 SHARE PLAN
                              SHARE AWARD AGREEMENT



                  THIS AGREEMENT is made as of ___________, ____, by and between Station Casinos, Inc. __________________ ("SCI") and ("Grantee"):


                  WHEREAS, the Board of Directors of SCI on December ___, 1999, adopted the Station Casinos, Inc. Share Award Plan (the "Plan") as part of SCI's Stock Compensation Program (the "Program");

                  WHEREAS, the Plan which provides for share awards to selected officers and employees in accordance with the terms, conditions or restrictions thereunder; and

                  WHEREAS, pursuant to the Plan, the Program Administrators have awarded to Grantee a Share award conditioned upon the execution by SCI and Grantee of a Share Award Agreement setting forth all the terms and conditions applicable to such award.

                  NOW, THEREFORE, in consideration of the mutual promise and covenant contained herein, it is hereby agreed as follows:

1.       INCORPORATION BY REFERENCE; RECEIPT OF PLAN DOCUMENT.

                  This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time if such amendments are intended to apply to this agreement), all of which terms and provisions are made a part of and incorporated in this agreement as if they were each expressly set forth herein. Capitalized terms not specifically defined herein shall have the meanings provided to them under the Program. The Grantee hereby acknowledges receipt of a copy of the Program and that the Grantee has read the Program carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control. The Program Administrators shall interpret and construe the Plan and this Agreement, and its interpretations and determinations shall be conclusive and binding on the parties hereto and any other person claiming an interest hereunder, with respect to any issue arising hereunder or thereunder.

2.       AWARD OF SHARES.

                  Under the terms of the Program, the Program Administrators hereby award and transfer to Grantee an award of $______ on ("Grant Date"), which will be used to purchase shares of Common Stock ("Shares") subject to the terms, conditions and restrictions set forth in this agreement. The Shares will be held in a separate account on behalf of the Grantee at Morgan Stanley Dean Witter ("Service Agent") or any other Service Agent as chosen by SCI.


3.       DISPOSITION OF SHARES; TERMINATION OF EMPLOYMENT.

                  The Grantee may dispose of the shares at any time after the award by contacting the Service Agent. Upon termination of employment with SCI, Grantee will no longer be eligible to keep a separate account with the Service Agent and at such time the Grantee must elect to either sell the Shares held in their account or take possession of the Shares.


4.       ADMINISTRATION.

                  The Program Administrators shall have full authority and discretion (subject only to the express provisions of the Program) and to decide all matters relating to the administration and interpretation of the Program and this agreement. All such Program Administrator determinations shall be final, conclusive and binding upon SCI, Grantee and any and all interested parties.


5.       RIGHT TO CONTINUED EMPLOYMENT.

                  Nothing in the Program or this agreement shall confer on a Grantee any right to continue in the employ of SCI or, except as may otherwise be limited by a written agreement between SCI and the Grantee, in any way affect SCI's right to terminate Grantee's employment without prior notice at any time for any or no reason.

6.       NOTICE.

                  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by certified mail, return receipt requested, as follows:

To Employer:               Station Casinos, Inc.
                           2411 West Sahara Avenue
                           Las Vegas, Nevada 89102

To Grantee:
                           -----------------------

                           -----------------------

                           -----------------------

7.       AMENDMENT OF AGREEMENT.

                  This Agreement may be amended by the Program Administrators at any time (i) if the Program Administrators determine, in their sole discretion, that amendment is necessary or advisable in the light of any addition to or change in the Internal Revenue Code of 1986, as amended, or in the regulations issues thereunder, or any federal or state securities law or other law or regulation, which addition or change occurs after the Grant Date an by its terms applies to the agreement; (ii) if the amendment is not materially adverse to the Grantee; or (iii) other than in the circumstances described in clauses (i) and
(ii), with the consent of the Grantee.


8.       COUNTERPARTS.

                  This agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same document.


9.       FURTHER ASSURANCES.

                  Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as the other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this agreement and the Program and the consummation of the transactions contemplated thereunder.


10.      SEVERABILITY.

                  The invalidity or unenforceability of any provisions of this agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this agreement in such jurisdiction or the validity, legality or enforceability of any provision of this agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.


11.      GOVERNING LAW.

                  The validity, construction, interpretation and effect of this instrument shall exclusively be governed by and determined in accordance with the law of the State of Nevada (without reference to the principles of conflict of laws thereof), except to the extent preempted by federal law, which shall govern to that extent.

                  IN WITNESS WHEREOF, the parties hereto have signed this agreement as of the date hereof.

                                               STATION CASINOS, INC.



                                               By:
                                                  --------------------------
                                                        Name:
                                                        Title:


                                               -----------------------------
                                                        Grantee


                                               By:
                                                  --------------------------
                                                        Name:
                                                        Title: